Exhibit 3.2

CERTIFICATE OF FORMATION

OF

Kindred Healthcare, LLC

1. The name of the limited liability company is Kindred Healthcare, LLC

2. The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Kindred Healthcare, LLC this 2nd day of July, 2018.

/s/ Joseph L. Landenwich
Name:	Joseph L. Landenwich
Title:	Authorized Person